HOME FEDERAL SAVINGS & LOAN ASSOCIATION
                      DIRECTOR INDEXED RETIREMENT AGREEMENT

         THIS AGREEMENT is made this _________ day of _________________ 200_, by and between HOME FEDERAL SAVINGS & LOAN ASSOCIATION, a federal mutual savings and loan located in Nampa, Idaho (the "Company"), and ______________________ (the "Director").

                                  INTRODUCTION

         To attract, retain and reward quality directors and to provide a potentially higher level of retirement income, the Company is willing to provide the Director with this Director Indexed Retirement Agreement. The Company will pay the benefits from its general assets.

                                    AGREEMENT

         The Director and the Company agree as follows:

                                    Article 1
                                   Definitions

         Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

         1.1 "Adjustment Rate" shall mean the figure equal to one minus the Company's highest marginal tax rate for the current calendar year.

         1.2 "Change of Control" means conversion of the Company to a savings bank or other stock owned company, followed within twelve (12) months by replacement of fifty percent (50%) or more of the members of the Company's Board of Directors.

         1.3      "Normal Retirement Age" means the Director's 72nd birthday.

         1.4 "Normal Retirement Date" means the later of the Normal Retirement Age or Termination of Service.

         1.5 "Plan Year" means each fiscal year from October 1 through September 30. In the year of implementation, it shall commence with the effective date of this Agreement and end September 30, 2001.

         1.6 "Retirement Account" means the account maintained on the books of the Company as described in Section 2.2.

         1.7 "Simulated Investments" mean investments specified by the Company for use in measuring the Retirement Benefit. Subject to Article 2, the Company can change the Simulated

Investments only with the Director's written agreement. The Simulated Investments shall be of equal initial amounts.

         1.8 "Simulated Investment Earnings" means the after-tax rate of return on a Simulated Investment. If the Simulated Investment is a life insurance policy, the Simulated Investment Earnings shall track cash surrender value and not include receipt of the policy's death benefit.

         1.9 "Termination of Service" means the Director ceases to be a member of the Company's Board of Directors for any reason whatsoever other than death.

         1.10 "Years of Service" means the number of years the Director has served as a member of the Company's Board of Directors.

                                    Article 2
                               Retirement Account

         2.1 Simulated Investments. The Company shall establish two Simulated Investments in the amount of $_________ as of ________, 200__, as follows:

                  2.1.1 Simulated Investment Number One shall track the cash surrender value of a specified life insurance policy(s) as described in Appendix A.

                  2.1.2 Simulated Investment Number Two shall track the value of a simulated investment account comprised of both principal and accumulated net after-tax interest earnings. Pre-tax interest earnings shall be based on the lowest yield on the one-year constant maturity for Treasuries (referred to as the CMT Index) as of September 1 during each Plan Year. This rate may be adjusted periodically as determined by the Board. Simulated Investment Number Two assumes the income tax rate to be the Company's highest marginal tax rate for the current fiscal year, and assumes that interest (net of tax) shall be compounded on an annual basis at the end of each Plan Year.

         2.2 Retirement Account. The Company shall establish a Retirement Account on its books for the Director. The Retirement Account balance during the pre-termination period is determined by subtracting the value of Simulated Investment Number Two from the value of Simulated Investment Number One and dividing the difference by the Adjustment Rate. The Retirement Account subsequent to the Termination Date is reduced by payments of the Primary Normal Retirement Benefit under Section 3.1.1.

         2.3 Statement of Accounts. The Company shall provide to the Director, within 60 days after each Plan Year, a statement setting forth the Retirement Account balance.

         2.4 Accounting Device Only. The Retirement Account and Simulated Investments are solely devices for measuring amounts to be paid under this Agreement. They are not a trust fund of any kind. The Director is a general unsecured creditor of the Company for the payment of benefits. The benefits represent the mere Company promise to pay such benefits. The Director's rights are not subject in any manner to anticipation, alienation, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Director's creditors.

                                    Article 3
                                Normal Retirement

         3.1 Normal Retirement Benefit. Subject to the general limitations of Article 8, upon reaching the Normal Retirement Date while a member of the Company's Board of Directors, the Director shall be entitled to both the primary and secondary benefits described in Sections 3.1.1 and 3.1.2.

                  3.1.1 Primary Normal Retirement Benefit. Commencing on the Director's Normal Retirement Date, the Company shall pay a Primary Normal Retirement Benefit to the Director which is equal to the Director's Retirement Account balance as of the Plan Year ending immediately preceding the Director's Normal Retirement Date. The Primary Normal Retirement Benefit shall be paid over 10 years in 120 equal monthly installments (without adjustment for interest earnings during the payment period), commencing on the first day of the month following the Director's Termination of Service.

                  3.1.2 Secondary Normal Retirement Benefit. Within 60 days following the end of the Plan Year following the Director's Normal Retirement Date, and continuing until the Director's death, the Company shall pay a Secondary Normal Retirement Benefit to the Director. The Secondary Normal Retirement Benefit shall be paid annually in an amount calculated as follows:

     After-tax earnings for the Plan Year on Simulated Investment Number One
                                    minus the
  After-tax interest earnings for the Plan Year on Simulated Investment Number two divided by the
                                Adjustment Rate.

         Earnings on Simulated Investment Number One will be equal to the increase in the cash surrender value of the life insurance policy described in Appendix A increased by any loans or withdrawals from the policy during the Plan Year and reduced by any premium payments during the Plan Year. For purposes of calculating the after-tax earnings on Simulated Investment Number One, the income tax rate is assumed to be 0% and that earnings are compounded on an annual basis at the end of each Plan Year. Interest earnings on Simulated Investment Number Two shall be determined pursuant to the method set forth in Section 2.1 hereof.

                                    Article 4
                          Early Termination of Service

         Upon Termination of Service which does not result from Early Retirement, Disability or Change of Control, and is prior to the Normal Retirement Age, the Company shall pay to the Director the amount currently accrued for the Primary Normal Retirement Benefit described in

Section 3.1.1 at Termination of Service. Payment of the Primary Normal Retirement Benefit shall be based on the Director's Retirement Account balance as of the end of the Plan Year immediately preceding the Director's Termination of Service. The benefit shall be paid over 10 years in 120 equal monthly installments (without adjustment for interest earnings during the payout period), commencing on the first day of the month following the Director's Termination of Service. If the Director has completed 10 Years of Service, the Director shall also receive the amount of the Secondary Normal Retirement Benefit described in 3.1.2. Payment of the Secondary Normal Retirement Benefit shall be calculated in accordance with Section 3.1.2 and shall be paid annually, continuing for 10 years (without adjustment for interest earnings during the payout period). The Secondary Normal Retirement Benefit shall commence on the first day of the month following the Director's Normal Retirement Age.

                                    Article 5
                                Early Retirement

         Upon retirement after completing 10 Years of Service, the Company shall pay to the Director the amount currently accrued for the Primary Normal Retirement Benefit described in Section 3.1.1, and the amount of the Secondary Normal Retirement Benefit described in 3.1.2. Payment of the Primary Normal Retirement Benefit shall be based on the Director's Retirement Account balance as of the end of the Plan Year immediately preceding the Director's Termination of Service. The benefit shall be paid over 10 years in 120 equal monthly installments (without adjustment for interest earnings during the payout period), commencing on the first day of the month following the Director's Normal Retirement Age. Payment of the Secondary Normal Retirement Benefit shall be calculated in accordance with Section 3.1.2 and shall be paid annually, continuing for 10 years (without adjustment for interest earnings during the payout period). The Secondary Normal Retirement Benefit shall commence on the first day of the month following the Director's Normal Retirement Age.

                                    Article 6
                                   Disability

         If the Director terminates service due to Disability prior to Normal Retirement Age, the Company shall pay to the Director the amount currently accrued for the Primary Normal Retirement Benefit described in Section 3.1.1, and the amount of the Secondary Normal Retirement Benefit described in 3.1.2. Payment of the Primary Normal Retirement Benefit shall be based on the Director's Retirement Account balance as of the end of the Plan Year immediately preceding the Director's Termination of Service. The benefit shall be paid over 10 years in 120 equal monthly installments (without adjustment for interest earnings during the payout period), commencing on the first day of the month following the Director's Termination of Service. Payment of the Secondary Normal Retirement Benefit shall be calculated in accordance with Section 3.1.2 and shall be paid annually, continuing for 10 years (without adjustment for interest earnings during the payout period). The Secondary Normal Retirement Benefit shall commence on the first day of the month following the Director's Normal Retirement Age.

                                    Article 7
                                Change of Control

         If the Director is a member of the Board of Directors of the Company at the date of a Change of Control, the Company shall pay to the Director the Primary and Secondary benefits described in Section 3.1.1 and 3.1.2 whether or not the Director has reached Normal Retirement Age with the Company. The benefit shall be paid over 10 years in 120 equal monthly installments (without adjustment for interest earnings during the payout period), commencing on the first day of the month following the Director's Termination of Service.

                                    Article 8
                                 Death Benefits

         Upon the Director's death prior to termination of this Agreement, the Company shall pay to the Director's beneficiary a benefit equal to the Retirement Account balance as of the Plan Year immediately preceding the Director's death. The Company shall pay the benefit to the beneficiary in a lump sum within 60 days following the Director's death.

                                    Article 9
                                  Beneficiaries

         9.1 Beneficiary Designations. The Director shall designate a beneficiary by filing a written designation with the Company. The Director may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Director and accepted by the Company during the Director's lifetime. The Director's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Director or if the Director names a spouse as beneficiary and the marriage is subsequently dissolved. If the Director dies without a valid beneficiary designation, all payments shall be made to the Director's estate.

         9.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

                                   Article 10
                               General Limitations

         Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Director commits suicide within two years after the date of this Agreement, or if the Director has made any material misstatement of fact on any application for life insurance purchased by the Company.

                                  Article 11
                          Claims and Review Procedures

         11.1 Claims Procedure. The Company shall notify any person or entity who claims a right to an interest under this Agreement (the "Claimant") in writing, within 90 days of Claimant's written application for benefits, of his or her eligibility or ineligibility for benefits under this Agreement. If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial,
(2) a specific reference to the provisions of this Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of this Agreement's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 days.

         11.2 Review Procedure. If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within 60 days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Company verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Claimant of its decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60 days at the election of the Company, but notice of this deferral shall be given to the Claimant.

                                   Article 12
                           Amendments and Termination

         Except for rate adjustments by the Board of Directors pursuant to
Section 2.1.2 above, this Agreement may be amended or terminated only by a written agreement signed by the Company and the Director.

                                   Article 13
                                  Miscellaneous

         13.1 Binding Effect. This Agreement shall bind the Director and the Company and their beneficiaries, survivors, executors, administrators and transferees.

         13.2 No Guarantee of Service. This Agreement is not a contract for services. It does not give the Director the right to remain in the service of the Company, nor does it interfere with the shareholder's right to replace the Director. It also does not require the Director to remain in the service of the Company nor interfere with the Director's right to terminate service at any time.

         13.3 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Idaho except to the extent preempted by the laws of the United States of America.

         13.4 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Company.

         13.5 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

         13.6 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

         13.7 Unfunded Arrangement. The Director is a general unsecured creditor of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Director's life or any other asset held in connection with this Agreement is a general asset of the Company to which the Director has no preferred or secured claim.

         13.8 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Director as to the subject matter hereof. No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.

         13.9 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

                  (a)      Interpreting the provisions of the Agreement;

                  (b) Establishing and revising the method of accounting for the Agreement;

                  (c)      Maintaining a record of benefit payments; and

                  (d) Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

         13.10 Actions of the Company. All determinations, interpretations, rules, and decisions of the Company shall be conclusive and binding upon all persons having or claiming to have any interest or right under this Agreement.

         13.11 Named Fiduciary. The Company shall be the named fiduciary and plan administrator under this Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

         IN WITNESS WHEREOF, the Director and a duly authorized Company officer have signed this Agreement.


                                            COMPANY:

                                            HOME FEDERAL SAVINGS & LOAN
                                            ASSOCIATION

                                            By _________________________________

                                            Title ______________________________

                                            DIRECTOR:

                                            ____________________________________